Exhibit 10.12

No. «GrantID»

FIRST AMENDED AND RESTATED

2022 NEXTRACKER LLC EQUITY INCENTIVE PLAN

FORM OF RESTRICTED INCENTIVE UNIT AWARD AGREEMENT – INITIAL AWARD (PERFORMANCE)

This Restricted Incentive Unit Award Agreement (the “Agreement” or this “Agreement”) is made and entered into as of [<<Grant Date>>], (the “Effective Date”) by and between Nextracker LLC, a Delaware limited liability company and any successor Entity of

Nextracker LLC after the occurrence of an Initial Public Offering (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the First Amended and Restated 2022 Nextracker LLC Equity Incentive Plan (the “Plan”) unless stipulated herein as having the meaning ascribed to them in that certain Amended and Restated Limited Liability Company Agreement of Nextracker LLC, dated as of February 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, for the avoidance of doubt, the articles of association of any successor Entity after the occurrence of an Initial Public Offering) (the “LLC Agreement”). The Participant understands and agrees that this Restricted Incentive Unit Award (the “RIU Award”) is granted subject to and in accordance with the express terms and conditions of the Plan, the LLC Agreement and this Agreement including any country-specific terms set forth in Exhibit A to this Agreement. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement. The Participant acknowledges receipt of a copy of the Plan. A copy of the Plan, the official prospectus for the Plan, and the LLC Agreement, which further governs the Plan, are available at the offices of the Company and the Participant hereby agrees that the Plan has been delivered to the Participant, the official prospectus for the Plan, and the LLC Agreement are available, and deemed delivered, to the Participant.

For the purposes of this Agreement, “Common Units” shall mean (i) Common Units in the Company as defined in the LLC Agreement and (ii) any units, shares, securities, or similar interests in any successor Entity of the Company or any parent or Subsidiary of the Company which are offered to the public on the occurrence of an Initial Public Offering; and “Common Unit” shall be construed accordingly.

PRIMARY INFORMATION

Participant:	«First» «Last»

Total Target RIUs:	«Total Target RIUs» (the “Total Target RIUs”)

Maximum RIUs:	200% of the Total Target RIUs

Date of Grant:	«Grant Date» (the “Date of Grant”)

Performance Period:	The 3-year period beginning April 1, 2022 and ending March 31, 2025 (the “Performance Period”).

Performance Criteria:	For Measurement Periods (defined below) within the Performance Period that precede a Qualified Public Offering (as defined in the LLC Agreement) or in which a Qualified Public Offering occurs (the occurrence of such event, the “Offering Condition”), vesting of the applicable Tranche Target RIUs (defined below) is based on (i) the achievement of the performance metrics that are modeled on the Company’s annual short-term incentive program or as the Board or the Committee shall otherwise determine in their discretion (the “Standard Performance Criteria”), and (ii) the occurrence of a Qualified Public Offering or Change of Control (pursuant to clause (a), (b) or (c) of the Change of Control definition set forth in the LLC Agreement) prior to December 31, 2027 (the “Liquidity Event Condition”). As soon as administratively practical, but in any event within the first 90 days, following the start of the Measurement Period, the Standard Performance Criteria will be established by the Board or the Committee and communicated to the Participant along with a description of the extent to which the applicable Tranche Target RIUs will vest, subject to the terms and conditions of this Agreement, as Vested RIUs (defined below) based on the extent to which the Standard Performance Criteria is attained, subject to satisfaction of the Liquidity Event Condition.

For Measurement Periods within the Performance Period that begin after the occurrence of a Qualified Public Offering, vesting of the applicable Tranche Target RIUs is based on a combination of (i) the Standard Performance Criteria, such that, vesting of 50% of such Tranche Target RIUs shall be based on the Standard Performance Criteria, and (ii) the percentile rank of the Company’s Total Shareholder Return (TSR or rTSR) relative to the Peer Companies (defined below) (the “TSR Performance Criteria”), such that, vesting of 50% of such Tranche Target RIUs shall be based on the TSR Performance Criteria, it being understood that the Offering Condition described above will have already been satisfied by the time the TSR Performance Criteria becomes applicable hereunder.

Subject to satisfaction of the Liquidity Event Condition, provided the Participant continues to provide services to the Company or to any Parent, Subsidiary, or Affiliate (each, a “Company Group Member”) until (i) the third anniversary of the Date of Grant (the “Vesting Date”) or (ii) as otherwise provided in this Agreement (collectively, the “Service Condition”), the applicable number of RIUs will vest (as Vested RIUs), based on the extent to which the Standard Performance Criteria and/or TSR Performance Criteria, as applicable (individually and collectively, the “Performance Criteria”), is attained, it being understood that the Performance Criteria shall be measured separately with respect to each applicable Measurement Period.

Measurement Periods:	Pre-Qualified Public Offering Measurement Periods: With respect to the Measurement Periods that begin prior to a Qualified Public Offering, there are up to three distinct measurement periods as follows within the Performance Period (each being a “Measurement Period”), which are applied, to determine the extent to which the Performance Criteria is attained:

(i) the first measurement period will begin on April 1, 2022 and end on March 31, 2023;

(ii) the second measurement period will begin on April 1, 2023 and end on March 31, 2024; and

(iii) the third measurement period will begin on April 1, 2024 and end on March 31, 2025.

Post-Qualified Public Offering Measurement Periods: With respect to the Measurement Periods that begin after a Qualified Public Offering, there are up to two distinct Measurement Periods as follows within the Performance Period (i.e. measured over one, and if applicable two, years), which are applied, to determine the extent to which the Performance Criteria is attained:

(i) the first measurement period will begin on the April 1 date immediately following the Qualified Public Offering (the “rTSR Commencement Date”) and end on the March 31 date that immediately precedes the one-year anniversary of the rTSR Commencement Date; and

(ii) the second measurement period will begin on the rTSR Commencement Date and end on the March 31 date that immediately precedes the two-year anniversary of the rTSR Commencement Date.

A specified percentage of the Total Target RIUs shall relate to each Measurement Period (the “Tranche Target RIUs”), with (i) 30% of the Total Target RIUs constituting the Tranche Target RIUs for each applicable Measurement Period ending prior to 2025, and (ii) 40% of the Total Target RIUs constituting the Tranche Target RIUs for the applicable Measurement Period ending in 2025.

Peer Companies:	The “Peer Companies” are the companies that comprise the MAC Global Solar Energy Stock Index (https://macsolarindex.com/stocks-in-the-index) as of April 1st of the year of the applicable Measurement Period; provided, however, that the Peer Companies will be subject to change as described below.

TSR Payout Table:	Payouts can range from 0 – 200% of the applicable Tranche Target RIUs based on the achievement levels of the TSR Performance Criteria set forth in the chart below:

Performance Level	Percentile Rank of the Company’s TSR Relative to Peer Companies	RIU Award Earned as a % of the Target
Maximum	≥75th Percentile	200%
Below Maximum / Above Target	> 50th – <75th Percentile	Interpolate
Target	50th Percentile	100%
Below Target / Above Threshold	> 25th – < 50th Percentile	Interpolate
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%

TSR Vesting Matters:	If threshold performance for a Measurement Period is not attained with respect to Tranche Target RIUs, then the portion of the RIU Award with respect to such Measurement Period and the applicable Tranche Target RIUs will be forfeited in their entirety. In general, if threshold performance is attained, the applicable number of RIUs will vest (as Vested RIUs), subject to satisfaction of the Service Condition. If applicable, such number of Vested RIUs will be determined on an interpolated basis for performance between (i) threshold and target or (ii) target and maximum, as the case may be, per the above Payout Table. Fractional percentage points will be rounded to the nearest percentage point with respect to such Payout Table. The foregoing describes TSR-related vesting matters in general terms and is subject to Sections 1.1(c) and (d) of this Agreement.

Vesting / Release:	If the applicable Performance Criteria is attained, the applicable number of RIUs will vest (as Vested RIUs), subject to satisfaction of the Service Condition and the Liquidity Event Condition. Subject to the foregoing, the applicable number of Common Units that relate to the Vested RIUs will be released no later than two and a half months following the later of (a) the end of the Performance Period or (b) the occurrence of the Liquidity Event Condition, (such date of release being the “Release Date”). Tax withholding and reporting will be calculated, when applicable, based on the 20-day closing price average (as described below) prior to the Release Date. The foregoing describes vesting and release matters in general terms and is subject to Sections 1.1(b) and (c) of this Agreement.

TSR-RELATED DEFINITIONS AND ADDITIONAL INFORMATION

Total Shareholder Return:	TSR represents the cumulative return of an investment and includes the change in the common equity security and dividend or distribution value from a specified start and ending period. The formula for the calculation is:

TSR = ((Price End — Price Begin) + Dividend or Distribution Value) ÷ Price Begin

TSR Payout Calculation:	In General: The payout is determined by calculating the TSR of each Peer Company and determining the percentile rank of the Company’s TSR as compared to the TSRs for all of the Peer Companies (that is, the number of members of the Peer Company group with TSRs at or below the TSR of the Company); provided that a company will be removed from the group of Peer Companies if, during the applicable Measurement Period, it ceases to have a class of equity securities that is both registered under the Exchange Act and actively traded on a U.S. public securities market (unless such cessation is due to any of the circumstances described in clauses (i) through (iv) of the following sentence). The TSR for a Peer Company will be negative one hundred percent (-100%) for the applicable Measurement Period, if such company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations. For the avoidance of doubt, the acquisition of a company within the group of Peer Companies during the applicable Measurement Period by another person or group of related persons by itself does not result in the company being treated as ceasing to conduct substantial business operations.

20-Day Closing Price Average: To avoid the effects of short-term price fluctuations, a “20-day closing price average” will be used for determining TSR values, and will be calculated using a basic average of the applicable company’s closing prices on the previous twenty (20) trading days prior to the beginning and end of each Measurement Period. Only the daily closing price will be used to determine TSR values as reported by the Wall Street Journal or any other reputable financial services information provider. The formula for the calculation is as follows:

20-Day Closing Price Average = (Sum of Prior 20-Day Closing Prices) ÷ 20

Dividends and Distributions Generally: Dividends and distributions (including any special dividends or distributions) will be assumed reinvested in shares or units, as applicable (including fractional shares or units with respect to applicable dividend-paying or distribution-paying company), based on its per-share or per-unit closing price on the date on which such dividends are paid.

Equity Distributions: In the case of an equity distribution, the value of distributed equity will be treated as a stock dividend or unit distribution, and captured using the 20-day closing price average for measuring performance, as described above.

Spin-Offs: In the event of a stock or unit distribution from a Peer Company consisting of the shares or units of a new publicly traded company (a “spin-off”), such Peer Company shall remain as a Peer Company and such stock or unit distribution shall be treated as a dividend or distribution from such Peer Company based on the closing price of such shares or units of the spun-off company on its first day of trading. The performance of the shares or units of the spun-off company shall not thereafter be tracked for TSR calculation purposes.

Other Equitable Adjustments: Equitable adjustments shall be made to account for stock or unit splits, recapitalizations and other similar events affecting the common equity securities in question.

TSR Payout Formula:	The formula for this TSR payout calculation is as follows:

((B + .5E) ÷ N) × 100

B = Number of Peer Companies with TSRs below the Company’s TSR

E = Number of Peer Companies with TSRs equal to the Company’s TSR

N = The number of Peer Companies

EXAMPLE

The example below assumes:

•	N = 100 peer companies

•	20,000 total Tranche Target RIUs apply with respect to a Measurement Period, resulting in:

•	10,000 Target RIUs with respect to such Tranche Target RIUs being subject to the Standard Performance Criteria and 10,000 Target RIUs being subject to the TSR Performance Criteria, and

•	40,000 Maximum RIUs with respect to such Tranche Target RIUs, of which 20,000 are subject to the Standard Performance Criteria and 20,000 are subject to the TSR Performance Criteria

Vesting with respect to the above Tranche Target RIUs which are subject to the Standard Performance Criteria will be determined in accordance with the applicable provisions thereof. With respect to the above Tranche Target RIUs which are subject to the TSR Performance Criteria, see following example:

TSR Performance Criteria Outcome: Below Maximum / Above Target Performance:

rTSR Percentile Rank:	65th percentile

Award Earned:	65th percentile is above the 50th percentile (Target Performance Level) and below the 75th percentile (Maximum Performance Level), such that, Below Maximum / Above Target interpolation applies

Interpolation:	Interpolated earnings of 160% of the applicable Tranche Target RIUs, or 16,000 vested RIUs is achieved for the portion of the award which is based upon the TSR Performance Criteria, subject to the satisfaction of the Service Condition

Math Example:	TSR Payout Formula: ((B + .5E) ÷ N) × 100 è ((65 +( 0.5 x 0))/100) × 100 = 65

• B = Number of Peer Companies with TSRs below the Company’s TSR è 65

• E = Number of Peer Companies with TSRs equal to the Company’s TSR è 0

• N = The number of Peer Companies è 100

Interpolation of payout at 65th percentile is expressed as a percentage as follows: 100 + (100 x ((65-50) ÷ (75-50))) = 160% where:

• 65% - 50% is the amount by which 65th percentile performance exceeded Target; and

• 75% - 50% is the amount by which rTSR needs to outperform Target to receive Maximum payout

1. Grant of RIU Award.

1.1 Grant of RIU Award. Subject to the terms and conditions of the Plan, the LLC Agreement and this Agreement, including any country-specific terms set forth in Exhibit A to this Agreement, the Company hereby grants to the Participant an RIU Award for the number of RIUs set forth above in the “PRIMARY INFORMATION” section of this Agreement, it being understood that, pursuant to the Plan, each such RIU shall relate to a single Common Unit.

(a) Vesting Criteria. The RIU Award shall vest, and the applicable number of Common Units shall be issuable and/or deliverable and/or deliverable to the Participant, according to the Vesting Criteria set forth above. If application of the Vesting Criteria results in the vesting of a fractional RIU, such fractional RIU shall be rounded down to the nearest whole RIU (it being understood that fractional RIUs resulting from application of separate Performance Criteria and Measurement Periods hereunder shall first be added together, and then rounded down, if applicable, to the nearest whole RIU). RIUs that vest and are issuable and/or deliverable hereunder as Common Units pursuant to the Vesting Criteria are “Vested RIUs.”

(b) Termination of Service, Generally. Subject to Section 1.1(c) and (d) below, the RIU Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of the date on which the Participant’s Termination of Service occurs or the date when all applicable Common Units that are subject to the RIU Award have been issued and/or delivered, or forfeited in the case of any portion of the RIU Award that fails to vest.

(c) Termination of Service, Death or Disability. Notwithstanding Section 1(b) above, the following Section 1.1(c) shall apply in the event of the Participant’s Termination of Service due to death or Disability (an “Intervening Termination”). Upon such an Intervening Termination, all of the Company’s obligations and the Participant’s rights under this Agreement will remain in effect (except as otherwise provided herein), and the Total Target RIUs shall vest (as Vested RIUs), if at all, to the following extent: (i) with respect to any Measurement Period that has commenced, but has not ended, prior to such Intervening Termination, a pro-rated amount of the Tranche Target RIUs applicable to such Measurement Period shall be eligible to vest as of the latest of (x) the satisfaction of the Liquidity Event Condition, (y) the date of the Intervening Termination, or (z) the end of such Measurement Period, in each case subject to the satisfaction of the Performance Criteria, (ii) with respect to any Measurement Period that has ended prior to such Intervening Termination, the number of Vested RIUs that would otherwise be issuable and/or deliverable with respect to such Measurement Period (if the Service Condition and Liquidity Event Condition were satisfied) shall vest as of the later of (x) the satisfaction of the Liquidity Event Condition or (y) the date of the Intervening Termination, in each case subject to the prior satisfaction of the Performance Criteria, and (iii) with respect to any Measurement Period that has not commenced prior to such Intervening Termination, the Tranche Target RIUs applicable to such Measurement Period shall be forfeited (and all of the Company’s obligations and the Participant’s rights under this Agreement with respect to such Tranche Target RIUs shall immediately terminate). With respect to the Tranche Target RIUs described in clause (i) above, the pro-rated amount of Tranche Target RIUs that remain eligible to vest hereunder shall be based on the portion of the Measurement Period during which the Participant was employed prior to such Intervening Termination, it being understood that the remaining portion of such Tranche Target RIUs (i.e., that is not pro-rated pursuant to the above), shall be forfeited upon such Intervening Termination (and all of the Company’s obligations and the Participant’s rights under this Agreement with respect to such forfeited portion of such Tranche Target RIUs shall immediately terminate). The Common Units that are issuable and/or deliverable with respect to any Vested RIUs under clauses (i) and (ii) above shall be released to the Participant within two and a half months following such time that such Vested RIUs become vested pursuant to such clauses (i) and (ii), the date of such release being the Release Date for such purposes; provided, however, that if the Participant violates the terms of Sections 10 through 13 of this Agreement, a non-disclosure agreement with, or other confidentiality obligation owed to, any Company Group Member prior to the Release Date, then the portion of the RIU Award that relates to such Vested RIUs and all of the Company’s obligations and the Participant’s rights under this Agreement (with respect to such portion of the RIU Award) shall immediately terminate.

(d) Termination of Service, Change of Control. Notwithstanding any provision herein to the contrary, this Section 1.1(d) shall apply in the event the Participant’s involuntary Termination of Service without “Cause” (as defined below) occurs prior to the occurrence of the Offering Condition, and after the occurrence of a Change of Control pursuant to clause (a), (b) or (c) of the Change of Control definition set forth in the LLC Agreement (a “Qualifying Termination”). Upon such a Qualifying Termination, all of the Company’s obligations and the Participant’s rights under this Agreement will remain in effect, and the Total Target RIUs shall vest (as Vested RIUs), if at all, to the following extent: (i) with respect to any Measurement Period that has not ended prior to such Qualifying Termination, the Tranche Target RIUs applicable to such Measurement Period shall vest (as Vested RIUs) upon such Qualifying Termination, and (ii) with respect to any Measurement Period that has ended prior to such Qualifying Termination, the number of Vested RIUs that would otherwise be issuable and/or deliverable with respect to such Measurement Period (if the Service Condition and Liquidity Event Condition were satisfied) shall vest upon such Qualifying Termination, subject to the prior satisfaction of the

Performance Condition. The Common Units that are issuable and/or deliverable with respect to any Vested RIUs under clauses (i) and (ii) above shall be released to the Participant within two and a half months following such time that such Vested RIUs become vested pursuant to such clauses (i) and (ii), the date of such release being the Release Date for such purposes; provided, however, that if the Participant violates the terms of Sections 10 through 13 of this Agreement, a non-disclosure agreement with, or other confidentiality obligation owed to, any Company Group Member prior to the Release Date, then the portion of the RIU Award that relates to such Vested RIUs and all of the Company’s obligations and the Participant’s rights under this Agreement (with respect to such portion of the RIU Award) shall immediately terminate.

For purposes of this Agreement, “Cause” shall mean the Participant’s involuntary Termination of Service due to: (i) the failure by the Participant to perform the Participant’s duties with a Company Group Member (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for performance is delivered to the Participant by the Company which demand identifies the manner in which such Company Group Member believes that the Participant has not performed the Participant’s duties, (ii) the engaging by the Participant in conduct which is injurious to a Company Group Member, monetarily or otherwise, (iii) Participant’s conviction of, guilty plea to, or entering a plea of nolo contendere to, a felony, or (iv) the Participant’s breach of any terms of a Company Group Member’s code of conduct, employee handbook or manual, written policies, or written agreements between such Company Group Member and the Participant, including in each case, without limitation, with respect to confidential information and restrictive covenants.

(e) Issuance of Common Units. The Company shall issue and/or deliver the number of Common Units equal to the number of Vested RIUs as soon as administratively practicable after such number of Vested RIUs are determined to have vested (as Vested RIUs) pursuant to the Performance Criteria, and as further set forth above in the “PRIMARY INFORMATION – Vesting / Release” section of this Agreement or as provided above in Section 1.1(c) or (d), as applicable. The Company shall have no obligation to issue and/or deliver, and the Participant will have no right or title to, any Common Units and no such Common Units will be issued and/or delivered to the Participant, until satisfaction of the Vesting Criteria.

(f) No Obligation to Employ. Nothing in the Plan, this Agreement, or the LLC Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, a Company Group Member, or limit in any way the right of any Company Group Member to terminate the Participant’s employment or service relationship at any time, with or without cause.

(g) Nontransferability of RIU Award. None of the Participant’s rights under this Agreement or under the RIU Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant, if based in the U.S., may transfer or assign the RIU Award, (i) through a domestic relations order (and not in a transfer for value), (ii) to the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish, or (iii) as may otherwise be allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.

(h) Privileges of Common Unit Ownership. The Participant shall not have any of the rights of a unitholder until the applicable Common Units are issued and/or delivered after the applicable vest date and the Participant has made appropriate provision for any Tax-Related Items that may arise in accordance with Section 6 below. The Participant shall have no beneficial ownership in the Common Units until they are issued and/or delivered in accordance with this Section 1.1(h).

(i) Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the RIU Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

1.2 Title to Common Units. Title to the applicable Common Units, once issued and/or delivered, will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies the Committee of an alternative designation in compliance with the terms of this Agreement, the Plan, the LLC Agreement and applicable laws.

2. Delivery.

2.1 Deliveries by the Participant. The Participant hereby delivers to the Company this Agreement.

2.2 Deliveries by the Company. The Company will issue such documentation as shall be necessary or appropriate to effect the evidencing of the issuance and/or delivery of the applicable Common Units in the name specified in Section 1.2 after such number of RIUs are determined to have vested (as Vested RIUs) pursuant to the Performance Criteria, and as further set forth above in the “PRIMARY INFORMATION – Vesting / Release” section of this Agreement above (the “Unit Transfer”) as soon as administratively practicable following the occurrence of the applicable date on which the applicable RIUs become Vested RIUs or as provided above in Section 1.1(c) or (d), as applicable; provided that the Participant has timely delivered and executed this Agreement and such other documentation as shall be necessary or appropriate to effect the Unit Transfer to the Participant.

3. Compliance with Laws and Regulations. The issuance and/or delivery of the applicable Common Units to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any applicable laws, including, as applicable, Rule 701 of the Securities Act or other exemption from registration under the Securities Act available to the Company. The Participant understands that the Company is under no obligation to register or qualify the Common Units with the U.S. Securities and Exchange Commission, any state, local or foreign securities commission or any share exchange.

4. Rights as a Unitholder. Subject to the terms and conditions of this Agreement and the Plan, the Participant will have all of the rights of a unitholder of the Company as provided under the LLC Agreement with respect to the applicable Common Units which have been issued and/or delivered to the Participant until such time as the Participant disposes of such Common Units.

5. Transfer Requirements; Etc.

5.1 Transfer Requirements. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Plan, and the LLC Agreement, (i) the Board may, pursuant to section 3(b) of the LLC Agreement, impose administrative requirements relating to the transfer of any Common Units issued and/or delivered hereunder, and (ii) as and when applicable, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.

5.2 Refusal to Recognize Issuance. The Company will not be required (i) to register in its books any Common Units that have been sold, transferred or otherwise issued and/or delivered in violation of any of the provisions of this Agreement, the Plan, or the LLC Agreement, or (ii) to treat as owner of such Common Units, or to accord the right to vote or pay distributions to any Participant or other transferee to whom such Common Units have been so transferred.

6. Taxes and Disposition of Common Units.

6.1 Tax Obligations.

(a) Regardless of any action a Company Group Member or the Participant’s employer (the “Employer”) takes with respect to any or all international, federal, state, local, foreign or other income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RIU Award, including but not limited to, the grant, vesting, issuance or delivery of the applicable Common Units underlying the RIU Award, the subsequent sale or transfer of any such Common Units acquired upon vesting of the RIUs and the receipt of any distributions thereunder; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RIU Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, and as a condition precedent to the issue of Common Units under this Agreement, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by any Company Group Member; (ii) withholding from the proceeds of the sale of Common Units issued and/or delivered hereunder either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), or (iii) withholding of Common Units issuable and/or deliverable hereunder at vesting of the RIU Award.

(c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for the Tax-Related Items is satisfied by withholding in Common Units, for tax purposes, the Participant is deemed to have been issued and/or delivered the full number of Common Units equal to the number of Vested RIUs, notwithstanding that a number of such Common Units are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.

(d) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Section. The Company may refuse to issue and/or deliver Common Units if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(e) Notwithstanding the provisions of this Section 6.1, the Participant agrees to indemnify the Company and relevant Subsidiaries, and hold the Company and each relevant Subsidiary harmless against and free from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the RIU Award and/or the vesting, issuance or delivery of any Common Units.

6.2 Disposition of Common Units. The Participant hereby agrees that he or she shall make no disposition of any Common Units issuable and/or deliverable hereunder (other than as permitted by this Agreement, the Plan, and the LLC Agreement) unless and until the Participant shall have complied with all requirements of this Agreement, the Plan, and the LLC Agreement applicable to the disposition thereof.

7. Nature of Grant. In accepting the RIU Award, the Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Committee at any time;

(b) the grant of the RIU Award is voluntary and occasional and does not create any contractual or other right to receive future RIU awards, or benefits in lieu of RIU awards, even if RIU awards have been granted repeatedly in the past;

(c) all decisions with respect to future RIU awards, if any, will be at the sole discretion of the Committee;

(d) the Participant’s participation in the Plan is voluntary;

(e) the future value of the Common Units underlying the RIU Award is unknown and cannot be predicted with certainty;

(f) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RIU Award resulting from a Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the RIU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(g) if the Participant resides outside of the U.S.:

(A) the RIU Award and any Common Units acquired under the Plan are not intended to replace any employee benefit rights or compensation;

(B) the RIU Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer or any Company Group Member; and

(C) in the event of the Participant’s Termination of Service (whether or not in breach of local labor laws), and subject to Section 1.1(c) or (d), as applicable, the Participant’s right to vest in the RIU Award under the Plan, if any, will terminate effective as of the date of Termination of Service, it being understood that the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of this RIU Award.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of any Common Units acquired upon vesting of the RIU Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RIU Award materials by and among, as applicable, the Employer and any Company Group Member for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b) The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Units or directorships held in the Company, details of all RIU Awards or any other entitlement to Common Units awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Participant understands that Data will be transferred to the Company equity plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the U.S. or elsewhere, and that the recipients’ country (e.g., the U.S.) may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company equity plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

10. Confidential Information.

(a) The Participant acknowledges that the business and services of the Company Group Members (the “Group”) is highly specialized, the identity and particular needs of the Group’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Group’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. The Participant further acknowledges that the services rendered to the Group by the Participant have been or will be of a special and unusual character which have a unique value to the Group and that the Participant has had or will have access to trade secrets and confidential information belonging to the Group, the loss of which cannot be adequately compensated by damages in an action at law.

(b) Without any limitation that is otherwise applicable to the Participant under any other confidentiality agreement the Participant has entered into with any Company Group Member, the Participant agrees to not use for any purpose or disclose to any person or entity any Confidential Information, except as required in the performance of the Participant’s duties to the Group. “Confidential Information” means information that the Group has obtained in connection with its present or planned business, including information the Participant developed in the performance of the Participant’s duties for the Group, the disclosure of which could result in a competitive or other disadvantage to the Group. Confidential Information includes, but is not limited to, all information of the Group to which the Participant has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to the Group’s business and/or the business of any of its affiliates, knowledge of the Group’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which the Group and/or any of its affiliates have access and to which the Participant has had or will have access. The Participant will not, directly or indirectly, copy, take, disclose, or remove from the Group’s premises, any of the Group’s books, records, customer lists, or any Confidential Information. The Participant acknowledges and understands that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

11. Employee Non-Solicitation.

(a) Non-Solicitation of Employees During Employment. During the term of the Participant’s employment with the Group, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity (i) solicit, interfere with, or endeavor to cause any employee of the Group to leave employment with the Group; or (ii) induce or attempt to induce any such employee to breach their obligations to the Group.

(b) Non-Solicitation of Employees After Employment. After the Participant’s separation from employment with the Group for any reason whatsoever, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Group’s trade secrets to (i) solicit, interfere with, or endeavor to cause any employee of the Group to leave employment with the Group; or (ii) induce or attempt to induce any such employee to breach their obligations to the Group.

(c) Anti-Raiding of Employees. The Participant agrees that for a period of one year after the Participant’s separation from employment with the Group for any reason whatsoever, whether using the Group’s trade secrets or not, the Participant shall not disrupt, damage, impair, or interfere with the Group’s business by raiding the Group’s employees.

12. Customer Non-Solicitation.

(a) Non-Solicitation of Customers During Employment. During the term of the Participant’s employment with the Group, the Participant will not solicit, induce, or attempt to induce any past or current customer of the Group (i) to cease doing business, in whole or in part, with the Group; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Group.

(b) Non-Solicitation of Customers After Employment. After the Participant’s separation from employment with the Group for any reason whatsoever, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Group’s trade secrets to solicit, induce, or attempt to induce any past or current customer of the Group (i) to cease doing business, in whole or in part, with the Group; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Group.

13. Non-Compete. For a period of twelve (12) months following the date on which the Participant’s employment with the Group terminates for any reason, regardless of whether the termination is initiated by the Participant or the Group, the Participant agrees that the Participant will not: (i) accept employment with, be employed by or provide services (as an employee, consultant, independent contractor or in any other capacity) to any competitor of the Company or any of its Subsidiaries; and (ii) own (other than the ownership of five percent (5%) or less of the common stock or similar equity interest of a publicly traded company) or operate a business that is a competitor of the Company or any of its Subsidiaries. For purposes of this Section, the term “competitor” shall mean any business, company or entity that provides any products or services that are the same as, similar to, or compete with the products and services provided by the Company or any of its Subsidiaries.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, the Plan and the LLC Agreement, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

15. Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the RIU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state of Delaware and agree that such litigation shall be conducted only in the applicable federal courts for the state of Delaware, or if the issue cannot be adjudicated by federal courts, then the state courts of the state of Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable. Participant acknowledges and agrees that Participant was represented by counsel in connection with the negotiation of this Agreement. Participant acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, Participant (a) has waived the application of California law to this Agreement and any disputes under this Agreement, (b) has waived any right to have any disputes under this Agreement adjudicated in California, and (c) acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Participant acknowledges that Participant has had sufficient time to and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

16. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Chief Human Resources Officer of the Company at its corporate offices at 6200 Paseo Padre Parkway, Fremont, CA 94555. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.

17. Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.

18. Language. If the Participant has received this Agreement or any other document related to the Plan, including the LLC Agreement, translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Exhibit A. Notwithstanding any provision in this Agreement to the contrary, the RIU Award shall be subject to any special terms and provisions as set forth in Exhibit A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. For the avoidance of doubt, Exhibit A constitutes part of this Agreement.

21. Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of the RIU Award will comply with the provisions of section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Company makes no representation or covenant to ensure that this RIU Award is (or that RIU awards generally are) intended to be exempt from, or compliant with, section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

22. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RIU Award and on any Common Units acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23. Remedies. In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of Sections 10, 11, 12 and 13 of this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies. In the event the Participant breaches Section 13 of this Agreement, the Company shall have the right to forfeit all outstanding RIUs, including any outstanding RIUs that would otherwise vest on a Termination of Service and may forfeit any vested Common Units then held by the Participant which were previously received pursuant to the settlement of RIUs, in each case without consideration upon written notice to the Participant.

24. Acknowledgements. The Participant acknowledges that the Participant has carefully read this Agreement and consulted with legal counsel of the Participant’s choosing regarding its contents or has voluntarily and knowingly forgone such consultation, has given careful consideration to the restraints imposed upon the Participant by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Group. The Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.

25. Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof. Subject to section 12.2 of the Plan and Section 21 of this Agreement, no modification, alteration, amendment, or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced; provided that the Committee may, without the prior written consent of the Participant, amend this Agreement in good faith to reflect the intent of the Plan and the “Incentive Unit” provisions of the LLC Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NEXTRACKER LLC		PARTICIPANT

By:		By:

	Name:		Name:

	Title:		Address:

FIRST AMENDED AND RESTATED 2022 NEXTRACKER LLC EQUITY INCENTIVE PLAN

EXHIBIT A TO THE

RESTRICTED INCENTIVE UNIT AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS

PART A – Additional Terms and Conditions for all Non-U.S. Participants

Terms and Conditions

1.

Part B of this Exhibit includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to Participants who are working or residing in the countries listed below and that may be material to participation in the Plan. However, because foreign exchange regulations and other local laws are subject to frequent change, the Participant is advised to seek advice from his or her own personal legal and tax advisor prior to accepting this Agreement.

2.

If the Participant is a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which the Participant is currently working and/or residing in, transfers to another country after the date of grant of the RIU Award, or the Participants is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to that Participant.

3.

The Participant warrants that they are proficient in the English language, or have consulted with an advisor who is sufficiently proficient, such that the Participant or their adviser, as applicable, understand the terms and conditions of this document. If this document, or any other document related to the Plan or this Agreement is or has been translated into a language other than English, the English version will prevail if there is any conflict between the versions, unless otherwise prescribed by local law.

4.

The Company reserves the right to impose other requirements on this RIU Award and the Common Units acquired pursuant to the RIU Award, to the extent the Company determines it is necessary or advisable to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may require the immediate forced sale of the Common Units issuable and/or deliverable upon vesting of the RIUs. Alternatively, unless otherwise set forth in this Exhibit, the Committee, in its sole and absolute discretion, may determine to pay out the RIUs in cash equal to the fair market value of the Common Units.

5.	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding acceptance of this Agreement, or participation in the Plan.

Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the LLC Agreement and this Agreement. This Appendix forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

Notifications

This Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as April 1, 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RIU Award vests and Common Units are issued and/or delivered to the Participant or the Participant disposes any Common Units acquired upon vesting of the RIU Award under the Plan. In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers employment after the Date of Grant, the information contained herein may not be applicable to the Participant.

PART B—Country-Specific Additional Terms and Conditions and Notifications

AUSTRALIA

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Australia; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Australian Participant”).

Notwithstanding any other provision of this Agreement, the Australian Participant acknowledges, understands and agrees that the offer to grant the RIU to the Australian Participant:

(a)	is a personal offer that:

(I)	may only be accepted by the Australian Participant; and

(II)	is made to the Australian Participant because the Australian Participant is an employee, director or consultant with respect to the Company’s business in Australia;

(b)	is made by the Company on reliance of the above warranty given by the Australian Participant.

Notwithstanding any other provision of this Agreement all references to IRS in the Agreement are taken equally to refer to the Australian Taxation Office.

2.	Tax Deferral. This Agreement is made under a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

Notwithstanding clause 1.1(g) of this Agreement, an Australian Participant right’s under this Agreement or under the RIU Award may not be transferred in any manner other than by will or by the laws of descent and distribution.

3.

TFN Withholding Tax. If the Company is required by law to pay any tax as a result of or in connection with the grant of RIU to the Australian Participant or an amount being included in the Australian Participant’s assessable income under Division 83A of the Income Tax Assessment Act 1997 (Cth) in relation to his or her options for an income year, then the Company will be entitled to:

(a)	recover the amount of such tax from the Australian Participant as a debt;

(b)	set off the amount of such tax against any debts due by the Company to the Australian Participant; or

(c)

where any RIUs have been granted by the Company to the Australian Participant and such RIUs vest in the future, withhold a number of Common Units that have a fair market value on the date at which the RIU vests equal to the amount of such tax.

4.	Termination of Continuous Service Status. The following provision supplements the termination provisions of this Agreement.

The Australian Participant’s service shall be considered terminated for vesting and other purposes (other than tax purposes) as of the earlier of (a) the date that the Australian Participant receives notice of termination of the Australian Participant’s engagement; or (b) the date that the Australian Participant is no longer actively providing services to the Company or any of its Affiliates, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law; the Committee shall have the exclusive discretion to determine when the Australian Participant’s active provision of services is terminated for purposes of the option (including whether the Australian Participant may still be considered actively employed while on a leave of absence).

5.	Labor Law Acknowledgment. The following provisions apply if the Australian Participant resides in Australia and receives an option from the Company:

(a)	The Australian Participant’s participation in the Plan does not constitute an acquired right;

(b)	The Plan and the Australian Participant’s participation in it are offered by the Company on a wholly discretionary basis;

(c)	The Australian Participant’s participation in the Plan is voluntary;

(d)	The Company and its Affiliates are not responsible for any decrease in the value of any Common Units acquired under the Plan;

(e)

By accepting the RIUs, the Australian Participant acknowledges that the Company, with registered offices in the United States of America, is solely responsible for the administration of the Plan. The Australian Participant further acknowledges that his or her participation in the Plan, the grant of the RIUs and any acquisition of Common Units under the Plan do not constitute an employment relationship between the Australian Participant and the Company because the Australian Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Australian Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Australian Participant and the Company and any Subsidiary, and do not form part of the employment conditions and/or benefits provided by the Company or any Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Australian Participant’s employment or services;

(f)

The Australian Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Australian Participant’s participation in the Plan at any time, without any liability to the Australian Participant; and

(g)

Finally, the Australian Participant hereby declares that he or she does not reserve to him or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

6.	Data Protection. In addition, the Australian Participant acknowledges that:

(a)	the Company will only collect personal information that is reasonably necessary for the purposes of offering the Plan to a Australian Participant, and facilitating our internal business operations;

(b)

the Company generally collects personal information directly from the Australian Participant through an application form. Where direct collection is not practicable, the Company may also collect personal information held by its Affiliates or other third parties;

(c)

the Company will use the Australian Participant’s personal information only for the purposes of offering and providing the Plan, and in accordance with its privacy policy and the Privacy Act 1988 (Cth) (“Privacy Act”).

(d)

the Company may disclose the Australian Participant’s personal information to the Company’s insurance providers and workers compensation administrator, who assist the Company in offering the Plan or operating the Company’s business, and any person with a lawful entitlement to obtain the information.

(e)	personal information will be held by the Company on servers located in the United States.

(f)	the Company is required by the Corporations Act 2001 (Cth) to collect the following information about Australian Participants for the purposes of the Plan registry: name, contact details.

(g)

if the Company does not collect the Australian Participant’s personal information it requires or where the Australian Participant’s personal information is incomplete or inaccurate, it will be unable to administer the Australian Participant’s participation in the Plan and this Agreement;

(h)

for the purposes of human resource administration, personal information may be disclosed to entities located outside of Australia (including, without limitation, entities located in the Brazil, Canada, China, Chile, India, Malaysia, Mexico, Singapore, Spain, Switzerland, United Arab Emirates, United States of America). The Company will take reasonable steps to ensure that overseas recipients to whom personal information is disclosed will not breach the Privacy Act.; and

(i)

the Company’s privacy policy includes details of how the Company will use, disclose and secure the Australian Participant’s personal information, how the Australian Participant can access and correct any of that information, how the Australian Participant can make a complaint if they consider that the Company has not complied with the Privacy Act and the Australian privacy principles when handling the Australian’s personal information.

BRAZIL

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Brazil; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Brazilian Participant”).

2.	Definitions. Notwithstanding anything else contained in this Agreement:

“Disability” shall mean: “any situation of invalidity or incapacity of the Brazilian Participant, dully declared by the Social Security Bureau (“INSS”), that substantially prevents him/her from fulfilling employment duties as he/she did prior to the event that caused such situation”; and

“Cause” shall mean: “any reason and/or cause such as to justify termination of employment as per article 482 of the Brazilian Labor Code (“CLT”), which include: theft; direct order disobedience, non-compliance with the company’s internal rules and policies, among others.”

3.	Notifications. Notwithstanding anything else contained in this Agreement:

(a)

Foreign Asset/Account Reporting Notification. The Brazilian Participant hereby represents and acknowledges that holding assets and rights outside Brazil with an aggregate value exceeding US$1,000,000 may be subject to preparing and submitting to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include Common Units of the Company’s common stock acquired or the receipt of any dividends or dividend equivalents paid under the Plan. Please note that the US$1,000,000 threshold may be changed annually and that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement.

(b)

Tax Notification. The Brazilian Participant hereby represents and acknowledges that payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of shares of common stock) and the conversion of USD into BRL associated with such fund transfers may be subject to tax on financial transactions It is the Brazilian Participant’s responsibility to comply with any applicable tax on any financial transactions arising from their participation in the Plan. The Brazilian Participant should consult with their personal tax advisor for additional details.

4.

Risk Factor. By accepting this RIU Award, you hereby represent and acknowledge that investment in common units of the Company’s common stock involves a degree of risk. If you elect to participate in the Plan, the Brazilian Participant should monitor their participation and consider all risk factors relevant to the vesting or delivery of common units of the Company’s common stock under the Plan as set in this Agreement.

CANADA

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Canada; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to the Participant (“Canadian Participant”).

2.

Use of Information. For the purposes of managing and administering the arrangements under this Agreement, we may share basic information such as information concerning the Canadian Participant’s eligibility, grants, settlement or vesting in accordance with this Agreement with and between Company Group Members. We may also share this information with service providers that may assist in administering the arrangements under this Agreement, as well as with relevant government authorities.

CHINA

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the People’s Republic of China (“China”, for the purpose of this Addendum, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan); or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Addendum shall apply to the Participant (“Chinese Participant”).

2.	Data Privacy.

(a)

Data Collection and Usage. The Company collects, processes and uses personal data about the Chinese Participant, including but not limited to, the Chinese Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Chinese Participant’s favor, which the Company receives from the Chinese Participant or the Chinese Participant’s employer. In order for the Chinese Participant to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Common Units and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Chinese Participant’s personal data is based on the Chinese Participant’s consent, the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests, and the Chinese Participant hereby confirms and agrees that the Company shall be entitled to collect, process, use and cross-border transfer such personal data for the purpose of implementation of the Plan.

(b)

Stock Plan Administration and Service Providers. The Company may transfer the Chinese Participant’s data to one or more third party stock plan service providers based in the U.S., which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Chinese Participant to receive and trade Common Units. The Chinese Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).

(c)

International Data Transfers. The Chinese Participant’s personal data will be transferred from the Chinese Participant’s country to the U.S., where the Company is based, and may be further transferred by the Company to the U.S., where its service providers are based.

(d)

Data Retention. The Company will use the Chinese Participant’s personal data only as long as necessary to implement, administer and manage the Chinese Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Chinese Participant’s personal data, which will generally be ten (10) years after the Chinese Participant participates in the Plan, the Company will delete such data, or make data anonymization on its systems. If the Company keeps the data longer, it would be to satisfy any applicable legal or regulatory obligations.

(e)

Data Subject Rights. The Chinese Participant understands that he or she may have a number of rights under data privacy laws in China. Subject to the applicable data protection laws and regulations in China, as updated from time to time, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions or reject on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Chinese Participant’s jurisdiction, (vii) request for an explanation on the data processing rules, and/or (viii) receive a list with the names and addresses of any potential recipients of the Chinese Participant’s personal data. To receive clarification regarding these rights or to exercise these rights, the Chinese Participant can contact his or her local human resources department.

3.

Satisfaction of Regulatory Obligations. If the Chinese Participant is a PRC resident, this RIU Award grant is subject to additional terms and conditions, which may include but are not limited to the following, as determined by the Company in its sole discretion, in order for the Company to comply with any applicable local laws and regulations or to obtain the applicable approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations, which shall apply to the Chinese Participant.

(a)

Any RIU Award granted to the Chinese Participant will be settled in cash only. This means that upon vesting of the RIUs, the Participant will receive in cash the value of the underlying shares of common stock at vesting, less any Tax-Related Items and broker’s fees or commissions, which will be remitted to you via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.

(b)

For the purpose of Section 3 of the Agreement, each vested and unvested RIU Award granted to Chinese Participants under this Agreement shall have no value, neither be exercised, vested, or settled, in whole or in part, prior to an Initial Public Offering; and the Company may, in its sole and absolute discretion, cancel the RIU Award and substitute with a new RIU Award that will be implemented upon the Initial Public Offering of the Company.

(c)

The Company may, in its sole and absolute discretion, provide for the cancellation of such RIU Award in exchange for a cash payment equal to the number of Common Units subject to the RIU Award, multiplied by the fair market value of such Common Units, determined as of the date of vesting, less any Tax-Related Items and broker’s fees or commissions, which will be paid by the Company’s local Subsidiary to Chinese Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.

(d)

The Chinese Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with any applicable SAFE rules and requirements in China.

4.

Administration. The Company and its Affiliate shall not be liable for any costs, fees, lost interest or dividends or other losses the Chinese Participant may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

INDIA

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in India; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Indian Participant”).

2.

Exchange Control Information. It is the Indian Participant responsibility to comply with applicable exchange control laws in India in relation to dealing with the Common Units received under this Agreement.

3.

Foreign Asset/Account Reporting Information. The Indian Participant is required to declare any foreign bank accounts and any foreign financial assets (which includes Common Units held in the Indian Participant’s offshore brokerage account) in the Indian Participant’s annual tax return. It is the Indian Participant’s responsibility to comply with this reporting obligation and the Indian Participant should consult with his / her personal tax advisor in this regard.

4.

Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of Common Units pursuant to the RIU Award, provide for the cancellation of such RIU Award, whether vested or unvested, in exchange for a net of tax cash payment equal to the number of Common Units subject to the RIU Award, multiplied by the fair market value of such Common Units, determined as of the date of vesting, which will be paid by the Company’s local Subsidiary to Indian Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.

MALAYSIA

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Malaysia; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Malaysian Participant”).

2.

Director Reporting Requirement: If the Malaysian Participant is a director of the local affiliate in Malaysia, the Malaysian Participant has an obligation to notify the local affiliate in Malaysia in writing: (i) when the Malaysian Participant is granted a RIU Award under the Plan, (ii) when the Malaysian Participant receives the Common Units, (iii) when Common Units are sold or (iv) when there is an event giving rise to a change with respect to the Malaysian Participant’s interest in the Company. The Malaysian Participant must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change to enable the local affiliate in Malaysia to comply with the relevant requirements of the Malaysian authorities. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.

3.

Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of Common Units pursuant to the RIU Award, provide for the cancellation of such RIU Award, whether vested or unvested, in exchange for a net of tax cash payment equal to the number of Common Units subject to the RIU Award, multiplied by the fair market value of such Common Units, determined as of the date of vesting, which will be paid by the Company’s local Subsidiary to Malaysian Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.

MEXICO

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Mexico; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Mexican Participant”).

2.

Employees subject to tax. This addendum is exclusively applicable to Mexican resident individuals (as that term is understood under the Mexican Federal Tax Code) that maintain an employment relationship with the Company’s Mexican subsidiary, as of the corresponding vesting date.

3.	Section 6.1. The following should be inserted as a new Section 6.1(b) of the Agreement:

“Withholding Taxes. The Company and/or any subsidiary shall withhold, as a condition precedent to the issuance or delivery of any Common Units pursuant to an RIU Award made hereunder, any taxes and/or and social security contributions (including, without limitation, any national insurance contributions to the extent permitted by applicable law, but excluding any transfer taxes or duties) which may be required to be withheld or paid as a result of, in connection with or with respect to the grant, issue, vesting or exercise of such Award (as applicable) (the “Required Tax Payment”). The Company shall not be required to issue, deliver or release any

Common Units pursuant to an Award until such withholding is applied by the Company and/or relevant subsidiary. Such withholding may be applied, at the sole discretion of the Board, by liquidating such amount of Common Units which would otherwise be delivered to the Mexican Participant having an aggregate fair market value, determined as of the date of vesting, equal to the Required Tax Payment, as is necessary to enable the Company, or any subsidiary, to satisfy any such obligation.”

SPAIN

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Spain; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Spanish Participant”).

2.	Notice of Grant. In accepting the RIU Award, the Spanish Participant acknowledges that the Spanish Participant consents to participation in the Plan and has received a copy of the Plan.

Furthermore, the Spanish Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RIU Award under the Plan and this Agreement to individuals who may be employees of the Company, the employer or any other participating entity. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, the employer or any other participating entity on an ongoing basis, other than to the extent set forth in this Agreement. In addition, the Spanish Participant understands that the RIU Award would not be granted to him / her but for the assumptions and conditions referred to above; thus, the Spanish Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Spanish Participant’s RIU Award shall be null and void.

3.

Exchange Control Information. The Spanish Participant understands that he / she is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Spanish Participant as a result of participating in the Plan, the RIU Award, the opening and maintenance of a bank account and/or the transfer of funds in connection with the Plan. The applicable laws are often complex and can change frequently. The Spanish Participant understands that he / she should consult his/her legal advisor to confirm the current reporting requirements when the Spanish Participant transfers any funds related to the Plan to Spain.

Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including any offshore brokerage accounts), any foreign instruments (including any securities) and any transactions with non-Spanish residents (including any cash payments made by the Company) depending on the value of such accounts, instruments and transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Generally, Spanish residents are required to report on an annual basis.

4.

Foreign Asset/Account Reporting Information. To the extent that the Spanish Participant has assets or bank accounts outside Spain with a value in excess of €50,000 for each type of asset (including cash payments received under the Plan) as of December 31 each year, the Spanish Participant will be required to report information on such assets on the Spanish Participant’s tax return (tax form 720) for such year. After such rights or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000. The report must be made by March 31 following the year for which the report is being made.

SINGAPORE

1.

Application: This Addendum shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Singapore; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 1 of this Appendix A, determines this Addendum shall apply to the Participant (“Singaporean Participant”).

2.

Selling Restrictions: The Singaporean Participant acknowledges that the Plan has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan, this Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the RIU Award and/or Common Units may not be circulated or distributed, nor may the RIU Award and/or Common Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”), save for section 280 of the SFA. The Singaporean Participant further acknowledges that any transfer and/or disposal of the RIU Award and/or Common Units by the Singaporean Participant (as may be allowed under the Plan and this Agreement and subject to compliance with applicable laws) shall be subject to the condition that the foregoing restrictions shall be imposed on each and every transferee and purchaser, and subsequent transferee and purchaser, of the relevant Award and/or Common Units.

3.

Notification under Section 309B(1) of the SFA: The Award and Common Units are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

4.	Data Protection: The Singaporean Participant acknowledges that:

(a)

personal data of the Singaporean Participant as contained in each document and/or any other notice or communication given or received pursuant to the Plan and/or this Agreement, and/or which is otherwise collected from the Singaporean Participant (or their authorised representatives) will be collected, used and disclosed by the Company and/or the relevant subsidiary for the purposes of implementing and administering the Plan, and in order to comply with any applicable laws, listing rules, take-over rules, regulations and/or guidelines;

(b)

by participating in the Plan, the Singaporean Participant also consents to the collection, use and disclosure of his personal data for all such purposes, including disclosure of personal data of the Singaporean Participant held by the Company to any of its subsidiaries and/or to third party administrators who provide services to the Company (whether within or outside Singapore), and to the collection, use and further disclosure by such persons of such personal data for such purposes;

(c)

the Singaporean Participant also warrants that where he discloses the personal data of third parties to the Company and/or the relevant subsidiary in connection with the Plan and/or this Agreement, he has obtained the prior consent of such third parties for the Company and/or the relevant subsidiary to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Singaporean Participant shall indemnify the Company and/or the relevant subsidiary in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Singaporean Participant’s breach of this warranty; and

(d)	To the extent that the Singaporean Participant withdraws consent, the Company may use its discretion under this Agreement to terminate the RIU Award for no consideration.

5.

Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of Common Units pursuant to the RIU Award, provide for the cancellation of such RIU Award, whether vested or unvested, in exchange for a net of tax cash payment equal to the number of Common Units subject to the RIU Award, multiplied by the fair market value of such Common Units, determined as of the date of vesting, which will be paid by the Company’s local Subsidiary to Singaporean Participants via local payroll in local currency. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.

SWITZERLAND

1.

Application. This Exhibit shall apply to any Participant (a) that is employed under a Swiss law governed employment agreement, resident in, or otherwise subject to tax in Switzerland; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“Swiss Participant”).

2.	Legal Nature. The Plan and any RIU Award are made as and constitute a discretionary ex gratia payment (Gratifikation/Sondervergütung) within the meaning of Art. 322d of the Swiss Code of Obligation.

3.

Securities Law Information. In Switzerland, the grant of RIUs is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FINSA”). This document does not constitute a prospectus pursuant to the FINSA and no such prospectus has been or will be prepared for or in connection with the RIU Awards granted pursuant to the Plan. This document is neither subject to any governmental approval nor must be filed with any Swiss authorities.

4.

Tax Reporting Information. (i) At grant. The Participant will receive an addendum to the annual salary statement, reporting the details of the RIU Award granted. The Participant is required to file such addendum with his/her tax return. Furthermore, the Participant is required to declare all RIU Awards granted under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Participant is required to file with the annual tax return. (ii) At vesting. The Participant will receive an addendum to the annual salary statement, reporting the taxable income realized upon vesting of the RIU Award. The Participant is required to declare such income in and to file the addendum with his/her tax return. Any Common Units acquired upon vesting will be subject to the net wealth tax and must be reported in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Participant is required to file with the annual tax return.

5.

Data Privacy – Transfer of personal data to the United States. The Participant acknowledges and agrees that personal data will be transferred to the United States and that there is a risk, in particular, that the rights provided for by Swiss (and EU data protection laws, as applicable) may only be guaranteed to a limited extent and that foreign authorities, i.e. authorities of the United States may gain access to personal data with or without the Participant’s knowledge. Such access may also result in further tracking and/or observations by foreign authorities.

6.

Cash Settlement. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole and absolute discretion and at any time prior to the issuance of Common Units pursuant to the RIU Award, provide for the cancellation of such RIU Award, whether vested or unvested, in exchange for a cash payment equal to the number of Common Units subject to the RIU Award, multiplied by the fair market value of such Common Units, determined as of the date of vesting, which will be paid by the Company’s local Subsidiary to Swiss Participants via local payroll in local currency, subject to deduction of any amount of Tax-Related Items. The Company shall have the sole discretion at the exchange conversion rate to be used for calculation of such cash payment.

UNITED ARAB EMIRATES

1.

Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the United Arab Emirates; or (b) in circumstances where the Company, in exercising its discretion in accordance with Part A of this Exhibit A, determines this Exhibit shall apply to such Participant (“United Arab Emirates Participant”).

2.

Disclaimer. This document does not, and is not intended to, constitute an invitation or an offer of securities in the United Arab Emirates or in the Dubai International Financial Centre or Abu Dhabi Global Market and accordingly should not be construed as such. This document is being issued in connection with the plan to selected employees within the group (a) upon their understanding that the plan has not been approved or licensed by or registered with the United Arab Emirates Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates; and (b) on the condition that it will not be provided to any person other than the original recipient, is not for general circulation in the United Arab Emirates and may not be reproduced or used for any other purpose. Neither the plan documents nor this communication have been approved by or filed with the United Arab Emirates Central Bank or the Dubai Financial Services Authority or the Financial Services Regulatory Authority.

3.

Definitions. Notwithstanding anything else contained in the Agreement, the definition of eligible person for any participant employed in the United Arab Emirates shall only include employees of the Company or any Affiliate of the Company.